EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made and dated as of March 25, 2011 and is entered into by and among ANTHERA PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), and each of Parent’s subsidiaries joined hereto (the “Joined Subsidiaries”; the Joined Subsidiaries together with Parent are hereinafter collectively referred to as the “Borrowers” and each individually as a “Borrower”), HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership, as the collateral agent (in such capacity, the “Collateral Agent”) and a lender (“HT II”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a lender (“HTGC”; HT II together with HTGC are hereinafter collectively referred to as the “Lender”).
RECITALS
     A. The Borrowers have requested that the Lender make available to the Borrowers a loan in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) (the “Term Loan”); and
     B. The Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, the Borrowers and the Lender agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
          1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
          “Account Control Agreement(s)” means any agreement entered into by and among the Collateral Agent, any Borrower and a third party Bank or other institution (including a Securities Intermediary) with which such Borrower maintains a Deposit Account or an account holding Investment Property in which such Borrower has granted to the Collateral Agent for the benefit of the Lender a perfected first priority security interest in the subject account or accounts.
          “ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.
          “Administrative Borrower” has the meaning given to it in Section 11.19.
          “Advance” means a Term Loan Advance.
          “Advance Date” means the funding date of any Advance.

          “Advance Request” means a request for an Advance submitted by the Administrative Borrower to the Lender in substantially the form of Exhibit A.
          “Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
          “Assignee” has the meaning given to it in Section 11.13.
          “Borrower Products” means all products (including drugs and biologics), software, service offerings, technical data or technology currently being designed, manufactured or sold by any Borrower or which any Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Borrower since its incorporation.
          “Cash” means all cash and liquid funds.
          “Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Parent is the surviving entity.
          “Claims” has the meaning given to it in Section 11.10.
          “Closing Date” means the date of this Agreement.
          “Collateral” means the property described in Section 3.
          “Collateral Agent” has the meaning given to such term in the preamble hereto.
          “Confidential Information” has the meaning given to it in Section 11.12.
          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent

Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
          “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.
          “Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
          “Deposit Account” means any “deposit account,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations, as in effect from time to time.
          “Event of Default” has the meaning given to it in Section 9.
          “Facility Charge” means $187,500.
          “Financial Statements” has the meaning given to it in Section 7.1.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “HT II” has the meaning given to such term in the preamble hereto.
          “HTGC” has the meaning given to such term in the preamble hereto.
          “Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Intellectual Property” means all of any Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; any Borrower’s applications for any of the foregoing and reissues, extensions, or renewals thereof; and any Borrower’s goodwill associated with any of the foregoing, together with any Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
          “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
          “Joined Subsidiaries” has the meaning given to it in the preamble to this Agreement.
          “Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.
          “Lender” has the meaning given to it in the preamble to this Agreement.
          “Lender Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable, documented attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by the Lender or the Collateral Agent with respect to Borrower.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
          “Loan” means the Advances made under this Agreement.
          “Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrants, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
          “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, other than an effect in and of itself reasonably attributable to (a) the failure of any nonclinical or clinical trial to demonstrate the desired safety or efficacy of any biologic or drug or (b) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any biologic or drug; or (ii) the ability of the Borrowers to perform the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of the Collateral Agent or the Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Liens of the Collateral Agent for the benefit of the Lender on the Collateral or the priority of such Liens, in each case, in the aggregate.
          “Maximum Term Loan Amount” means Twenty-Five Million and No/100 Dollars ($25,000,000).
          “Maximum Rate” shall have the meaning assigned to such term in Section 2.2.
          “Notes” means the Term Notes.
          “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Borrower now holds or hereafter acquires any interest.
          “Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
          “Permitted Indebtedness” means: (i) Indebtedness of any Borrower in favor of the Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $1,000,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment or software or other intellectual property financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit or surety bonds that are issued on behalf of any Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon any Borrower or any Subsidiary thereof, as the case may be.
          “Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B or made in accordance with the Investment Policy delivered to Lender prior to the Closing Date; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of any Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities (a) in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases or (b) in any amount where the consideration for the repurchase is the cancellation of Indebtedness owed by such former employees, directors, or consultants, to any Borrower regardless of whether an Event of Default exists, so long as no Borrower extended any cash with respect to such Indebtedness; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Borrowers’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of any Borrower pursuant to employee stock purchase plans or other similar agreements approved by such Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by any Borrower and execute such other documents as shall be reasonably requested by the Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by the Lender; (xi) joint ventures or strategic alliances in the ordinary course of the Borrowers’ business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by any Borrower do not exceed $1,000,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $500,000 in the aggregate throughout the term of this Agreement.
          “Permitted Liens” means any and all of the following: (i) Liens in favor of the Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Borrowers maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Borrowers’ business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases, licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor and licenses of Intellectual Property described in clause (ii) of the definition of “Permitted Transfers”; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xiv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
          “Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive and exclusive licenses and similar arrangements for the use of Intellectual Property on commercially reasonable terms that could not result in a legal transfer of title of the licensed property, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
          “Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.
          “Prepayment Date” shall have the meaning assigned to such term in Section 2.4.
          “Prime Rate” means for any day, the prime rate as reported in The Wall Street Journal for such day.
          “Principal Market” means The NASDAQ Global Market or its successors.
          “Receivables” means (i) all of the Borrowers’ Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
          “SBA” shall have the meaning assigned to such term in Section 7.15.
          “SBIC” shall have the meaning assigned to such term in Section 7.15.

          “SBIC Act” shall have the meaning assigned to such term in Section 7.15.
          “Secured Obligations” means the Borrowers’ obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising. Notwithstanding the foregoing, the “Secured Obligations” shall not include any of Borrowers’ obligations, liabilities or duties under the Warrants.
          “Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to the Lender in its reasonable discretion.
          “Subsequent Financing” means the closing of the next Parent private equity financing which becomes effective after the Closing Date and results in aggregate proceeds to Parent of at least $5,000,000.
          “Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
          “Term Loan Advance” means any Term Loan funds advanced under this Agreement.
          “Term Loan Amortization Date” means April 1, 2012; provided that, if (a) positive biomarker analysis results are obtained from the VISTA-16 Phase III FDA Clinical Trial on or before July 31, 2011, and (b) full enrollment (n = 540) of the PEARL-SC Phase 2b FDA Clinical Trial is obtained on or before March 31, 2012, then the Term Loan Amortization Date shall be extended to July 1, 2012.
          “Term Loan Interest Rate” means for any day, the greater of (a) 7.30 percentage points (7.30%) plus the Prime Rate or (b) 10.55 percentage points (10.55%).
          “Term Loan Maturity Date” means the twenty-ninth monthly anniversary of the Term Loan Amortization Date.
          “Term Note” means a Promissory Note in substantially the form of Exhibit B.
          “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.
          “Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
          “UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lien of the Collateral Agent for the benefit of the Lender on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Warrants” means the warrants entered into in connection with the Loan.
     Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2. THE LOAN
     2.1 Term Loan.
     (a) Advances. Subject to the terms and conditions of this Agreement, the Lender will make, and the Borrowers agree to draw, a Term Loan Advance equal to the Maximum Term Loan Amount on the Closing Date.
     (b) Advance Request. To obtain the Term Loan Advance, the Administrative Borrower shall complete, sign and deliver an Advance Request and the Borrowers shall execute and deliver the Term Notes to the Lender on the Closing Date. The Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.
     (c) Interest. The principal balance of the Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on each day the Prime Rate changes from time to time.
     (d) Payment. The Borrowers will pay interest on the Term Loan Advance on the first day of each month, beginning the month after the Closing Date. The Borrowers shall repay the aggregate Term Loan principal balance that is outstanding on the Term Loan Amortization Date in thirty (30) equal monthly installments of principal and interest beginning on the Term Loan Amortization Date and continuing on the first business day of each month thereafter (each a “Repayment Date”). The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. The Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. The Lender will initiate debit entries to the Administrative Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to the Lender under each Term Note or Term Advance.
          2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that the Borrowers have actually paid to the Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Borrowers shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of the Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to the Borrowers.
          2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percentage points (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percentage points (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, to the extent permitted by law, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.
          2.4 Prepayment. At the Borrowers’ option upon at least 5 business days prior written notice to the Lender from the Administrative Borrower of the date of prepayment (the “Prepayment Date”), the Borrowers may prepay all or any portion of at least $2,000,000 in cash, of the outstanding Advances by paying (i) the principal balance being prepaid, (ii) all accrued and unpaid interest, (iii) all other sums, if any, that shall have become due and payable hereunder or under the Notes, (iv) together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: for a prepayment made on or before the first anniversary of the Closing Date, 3.0% of the outstanding principal amount of the Advance prepaid, (ii) for a prepayment made after the first anniversary, but on or before the second anniversary of the Closing Date, 2.0% of the outstanding principal amount of the Advance prepaid, and (iii) for a prepayment made after the second anniversary of the Closing Date, but before the Term Loan Maturity Date, 1.0% of the outstanding principal amount of the Advance prepaid (each, a “Prepayment Charge”). The Borrowers agree that the Prepayment Charge is a reasonable calculation of the Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. The Borrowers shall prepay the outstanding amount of all principal and accrued and unpaid interest, plus the applicable Prepayment Charge, upon the consummation of a Change in Control.
          2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that the Borrowers prepay in full the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, the Borrowers shall pay Lender a charge of $937,500; provided, however, that, if the Secured Obligations are prepaid upon the consummation of a Change of Control on or before the one year anniversary of the Closing Date, the Borrowers shall pay Lender a reduced charge of $500,000. Notwithstanding the required payment date of such charge, it shall be deemed fully earned by the Lender as of the Closing Date.
SECTION 3. SECURITY INTEREST
          3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations (other than obligations arising under the Warrant), the Borrowers grant to the Collateral Agent for the benefit of the Lender a security interest in all of the Borrowers’ right, title and interest in and to all of their personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment (but excluding leased Equipment or Equipment financed by purchase money indebtedness (and any accessions, attachments, replacements or improvements thereon) that is subject to a Lien that is permitted pursuant to subsection (vii) of the definition of “Permitted Liens”, which is securing Indebtedness permitted pursuant to subsection (iii) of the definition of “Permitted Indebtedness”, provided, that (x) the foregoing exclusion shall apply only to the extent the applicable lease or finance contract relating to such Equipment prohibits the granting of security interests other than such Permitted Lien and (y) upon the release of any such Lien, such Equipment (and any accessions, attachments, replacements or improvements thereon) shall be deemed to be Collateral hereunder and shall be subject to the security interest granted herein); (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the voting capital stock of any foreign Subsidiary if to not exclude such stock would cause such Borrower material adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute); (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Commercial Tort Claims; all customer lists, software, and business records related to any of the foregoing; and other tangible and intangible personal property of the Borrowers whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, any Borrower and wherever located; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral does not include Intellectual Property, but shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of the security interest of the Collateral Agent for the benefit of the Lender in the Rights to Payment.

Upon payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and at such time as this Agreement has been terminated, the Collateral Agent shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.
SECTION 4. CONDITIONS PRECEDENT TO LOAN
     The obligations of the Lender to make the Loan hereunder are subject to the satisfaction by the Borrowers of the following conditions:
          4.1 Initial Advance. On or prior to the Closing Date, the Borrowers shall have delivered to the Lender the following:
     (a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of the Borrowers’ special counsel, and all other documents and instruments reasonably required by the Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Collateral Agent for the benefit of the Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to the Lender;
     (b) certified copy of resolutions of each Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;
     (c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of each Borrower;
     (d) a certificate of good standing for each Borrower from its state of incorporation and similar certificates from all other jurisdictions in which such Borrower does business and where the failure to be qualified would have a Material Adverse Effect;
     (e) payment of the Facility Charge and reimbursement of the Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and
     (f) such other documents as the Lender may reasonably request.
          4.2 All Advances. On each Advance Date:
     (a) The Lender shall have received (i) an Advance Request from the Administrative Borrower and Notes from the Borrowers for the relevant Advance as required by Section 2.1(b), each duly executed by the applicable Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents the Lender may reasonably request.

     (b) The representations and warranties set forth in this Agreement and in Section 5 hereof and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) The Borrowers shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
     (d) Each Advance Request shall be deemed to constitute a representation and warranty by the Borrowers on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
          4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
     Each Borrower represents and warrants that:
          5.1 Corporate Status. Each Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of its State of incorporation or formation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by the Administrative Borrower in a written notice (including any Compliance Certificate) provided to the Lender after the Closing Date.
          5.2 Collateral. Each Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens and subject to the Borrowers’ compliance with Section 7.16(a) hereof. Each Borrower has the power and authority to grant to the Collateral Agent for the benefit of the Lender a Lien in the Collateral as security for the Secured Obligations (other than obligations arising under the Warrant).
          5.3 Consents. Each Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and each Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of such Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Borrower’s Certificate or Articles of Incorporation or Formation (as applicable), bylaws, operating agreement, or any, law, regulation, order, injunction, judgment, decree or writ to which such Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
          5.4 Material Adverse Effect. Since December 31, 2010, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. No Borrower is aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
          5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or its property (i) which seek to prevent, enjoin, hinder or delay the transactions contemplated by the Loan Documents or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
          5.6 Laws. No Borrower is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Borrower is in default in any manner under any provision of (i) any agreement to which it is a party or by which it is bound and for which such default would reasonably be expected to result in a Material Adverse Effect or (ii) any agreement or instrument evidencing indebtedness.
          5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Borrower to the Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by any Borrower to the Lender shall be (i) provided in good faith and based on the most current data and information available to such Borrower, and (ii) the most current of such projections provided to such Borrower’s Board of Directors.
          5.8 Tax Matters. Except as described on Schedule 5.8, (a) each Borrower has filed all federal, state and local tax returns that it is required to file, (b) each Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) each Borrower has paid or fully reserved for any tax assessment received by such Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).
          5.9 Intellectual Property Claims. Each Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i)

each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been received by any Borrower that any material part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Exhibit D is a true, correct and complete list of each Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which each Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by each Borrower or any Subsidiary, in each case as of the Closing Date. No Borrower is in material breach of, nor has any Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to any Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
          5.10 Intellectual Property. Except as described on Schedule 5.10, each Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of such Borrower’s business as currently conducted and proposed to be conducted by such Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Borrower has the right, to the extent required to operate such Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.
          5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by any Borrower or any Borrower Product has been or is subject to any actual or, to the knowledge of any Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect such Borrower’s use, transfer or licensing thereof or that could reasonably be expected to adversely affect the validity, use or enforceability thereof. There is no outstanding decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of any Borrower or any Borrower Products. No Borrower has received any written notice or claim, or, to the knowledge of any Borrower, oral notice or claim, challenging or questioning any Borrower’s ownership in any material part of the Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Borrower’s knowledge, is there a reasonable basis for any such claim. No Borrower’s use of its Intellectual Property nor the production and sale of any Borrower Products infringes the Intellectual Property or other rights of others.

          5.12 Financial Accounts. Exhibit E, as it may be updated by the Administrative Borrower in a written notice provided to the Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
          5.13 Employee Loans. No Borrower has any outstanding loans to any employee, officer or director of any Borrower, nor has any Borrower guaranteed the payment of any loan made to an employee, officer or director of any Borrower by a third party.
          5.14 Capitalization and Subsidiaries. Each Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. No Borrower owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as such schedule may be updated by the Administrative Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
SECTION 6. INSURANCE; INDEMNIFICATION
          6.1 Coverage. So long as there are any Secured Obligations (other than obligations arising under the Warrant or inchoate indemnity obligations) outstanding, Parent shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against Parent’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Parent must maintain a minimum of $5,000,000 of commercial general liability insurance for each occurrence. Parent has and agrees to maintain a minimum of $20,000,000 of directors and officers’ insurance for each occurrence and $20,000,000 in the aggregate. So long as there are any Secured Obligations (other than obligations arising under the Warrant or inchoate indemnity obligations) outstanding, Parent shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Parent shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.
          6.2 Certificates. Parent shall deliver to the Collateral Agent certificates of insurance that evidence Parent’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Parent’s insurance certificate shall state the Collateral Agent for the benefit of the Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Parent may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. Unless an Event of Default shall have occurred and be continuing, all insurance proceeds shall be paid or turned over to Parent. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to the Collateral Agent of cancellation or any other change adverse to the Collateral Agent’s interests. Any failure of the Collateral Agent to scrutinize such insurance certificates for compliance is not a waiver of any of the Collateral Agent’s rights, all of which are reserved.
          6.3 Indemnity. Each Borrower agrees to indemnify and hold the Collateral Agent and the Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by the Collateral Agent and/or the Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from the Collateral Agent’s or the Lender’s gross negligence or willful misconduct. Each Borrower agrees to pay, and to save the Collateral Agent and the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Collateral Agent or the Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
SECTION 7. COVENANTS OF BORROWER
     Each Borrower agrees as follows for so long as there are any Secured Obligations (other than obligations arising under the Warrant and inchoate indemnity obligations) outstanding:
          7.1 Financial Reports. The Administrative Borrower shall furnish to the Lender the Compliance Certificate in the form of Exhibit F monthly within thirty (30) days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):
     (a) as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by the Administrative Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

     (b) as soon as practicable (and in any event within forty-five (45) days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by the Administrative Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;
     (c) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by Deloitte & Touche LLP or another firm of independent certified public accountants selected by the Borrowers and reasonably acceptable to the Lender, accompanied by any management report from such accountants;
     (d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to its stockholders and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and
     (e) financial and business projections promptly following their approval by each Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by the Lender.
The executed Compliance Certificate may be sent via facsimile to the Lender at (650) 473-9194 or via e-mail to kconte@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail (which email may contain a link to such financial statements) to financialstatements@herculestech.com with a copy to kconte@herculestech.com; provided that, if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to the Lender at: (866) 814-0790, attention Kathy Conte.
          7.2 Management Rights. Each Borrower shall permit any representative that the Collateral Agent or the Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times and upon reasonable notice during normal business hours. Such inspections or examinations shall be conducted no more often than once every six months unless an Event of Default has occurred and is continuing. In addition, any such representative shall have the right to meet with management and officers of each Borrower to discuss such books of account and records. In addition, the Collateral Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of each Borrower concerning significant business issues affecting the Borrowers. Such consultations shall not unreasonably interfere with the Borrowers’ business operations. The parties intend that the rights granted the Collateral Agent and the Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Collateral Agent or the Lender with respect to any business issues shall not be deemed to give the Collateral Agent or the Lender, nor be deemed an exercise by the Collateral Agent nor the Lender of, control over any Borrower’s management or policies.
          7.3 Further Assurances. Each Borrower shall from time to time execute, deliver and file, alone or with the Collateral Agent and/or the Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents reasonably requested by the Collateral Agent or Lender to perfect or give the highest priority to the Collateral Agent’s Lien on the Collateral for the benefit of the Lender. Each Borrower shall from time to time procure any instruments or documents as may be reasonably requested by the Collateral Agent or the Lender, and take all further action that may be necessary or desirable, or that the Collateral Agent or the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Borrower hereby authorizes the Collateral Agent and/or the Lender to execute and deliver on behalf of such Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in the Collateral Agent’s or the Lender’s name or in the name of the Collateral Agent or the Lender as agent and attorney-in-fact for such Borrower. Each Borrower shall protect and defend such Borrower’s title to the Collateral and the Lien of the Collateral Agent for the benefit of the Lender thereon against all Persons claiming any interest adverse to such Borrower or the Lender other than Permitted Liens.
          7.4 [Reserved.]
          7.5 Indebtedness. No Borrower shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.
          7.6 Collateral. Each Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Collateral Agent and the Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Each Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and each Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Collateral Agent and the Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness and (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Borrower shall agree with any Person other than the Collateral Agent and the Lender not to encumber such Borrower’s property.
          7.7 Investments. No Borrower shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
          7.8 Distributions. Except for Permitted Investments, no Borrower shall, or allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans, stock option plans or agreements, restricted stock agreements or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to such Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.
          7.9 Transfers. Except for Permitted Transfers, no Borrower shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.
          7.10 Mergers or Acquisitions. No Borrower shall (a) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than (i) mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower and (ii) mergers or consolidations in which Borrower is the surviving entity that does not result in a Change of Control, provided, that, upon a Change of Control, the Secured Obligations shall be paid in full in accordance with Section 2.4 hereof), or (b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than Permitted Investments).
          7.11 Taxes. Each Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against such Borrower or the Collateral or upon such Borrower’s ownership, possession, use, operation or disposition thereof or upon such Borrower’s rents, receipts or earnings arising therefrom. Each Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, a Borrower may contest, in good faith and by appropriate proceedings, taxes for which such Borrower maintains adequate reserves therefor in accordance with GAAP.

          7.12 Corporate Changes. No Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to the Lender. No Borrower nor any Subsidiary shall suffer a Change in Control. No Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Lender; and (ii) such relocation shall be within the continental United States. No Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) sales of Inventory in the ordinary course of business, (x) relocations of worn-out, obsolete or surplus Equipment, (y) relocations of mobile equipment, or other Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to the Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Lender.
          7.13 Deposit Accounts. No Borrower nor any Subsidiary shall maintain any Deposit Accounts (other than payroll, trust or escrow accounts), or accounts holding Investment Property, except with respect to which the Collateral Agent for the benefit of the Lender has an Account Control Agreement. The proceeds of any Advance shall be deposited into and maintained only in one or more accounts of any Borrower which are subject to an Account Control Agreement in favor of the Collateral Agent.
          7.14 Joinder. Each Borrower shall notify the Collateral Agent and the Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to the Collateral Agent and the Lender a Joinder Agreement.
          7.15 SBA. The Lender has received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the loan to the Borrowers will be made under the SBA license and the SBIC Act. Addendum 1 to this Agreement outlines various responsibilities of the Lender and the Borrowers associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.
          7.16 Post-Closing Deliveries.
     (a) On or before March 30, 2011, Borrowers (1) shall cause the secured parties of record or their authorized designee to file, or shall obtain such secured parties’ authorization to file on their behalf and shall so file, an effective UCC-3 termination statement with respect to the UCC-1 financing statement, filing number 20092351648, filed with the Delaware Secretary of State on July 22, 2009 (the “VantagePoint Financing Statement”), or (2) shall have made an authenticated demand to the secured parties of record pursuant to Section 9-513 of the UCC to terminate the VantagePoint Financing Statement, and shall have filed an effective UCC-3 termination statement in respect of the VantagePoint Financing Statement in accordance with Section 9-513 of the UCC.

     (b) Within 5 business days of the Closing Date, Borrower shall deliver, or cause to be delivered, to Collateral Agent on behalf of the Lender the insurance certificates and endorsements required by Section 6.2 hereof.
     (c) Within 30 days of the Closing Date, Borrowers shall deliver, or cause to be delivered, to Collateral Agent on behalf of the Lender an Account Control Agreement with respect to each deposit account or securities account (or any successor account(s)) of any Borrower which is not subject to an Account Control Agreement as of the Closing Date. Prior to the delivery of an Account Control Agreement with respect to any such deposit or securities account (or any successor account(s)), no Borrower shall transfer any funds or credit any financial assets to such accounts (or any successor account(s)).
SECTION 8. RIGHT TO INVEST
          8.1 The Lender or its assignee or nominee shall have the right, in its discretion, to participate in the Subsequent Financing in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to the lead investors participating in any such Subsequent Financing.
SECTION 9. EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall be an Event of Default:
          9.1 Payments. The Borrowers fail to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or
          9.2 Covenants. Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or the Notes, and (a) with respect to a default (other than under Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.15) such default continues for more than ten (10) days after the earlier of the date on which (i) the Lender has given notice of such default to such Borrower and (ii) such Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.15, the occurrence of such default; or
          9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or
          9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between any Borrower and the Lender and such default continues for more than ten (10) days after the earlier of (a) the Lender has given notice of such default to such Borrower, or (b) such Borrower has actual knowledge of such default; or
          9.5 Representations. Any representation or warranty made by any Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or deemed made; or

          9.6 Insolvency. Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) any Borrower or its directors shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against such Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower without such appointment being vacated; or
          9.7 Attachments; Judgments. Any portion of any Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000, or any Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or
          9.8 Other Indebtedness. The occurrence of any default under any agreement or obligation of any Borrower involving any Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of any Borrower that could reasonably be expected to have a Material Adverse Effect.
SECTION 10. REMEDIES
          10.1 General. Upon and during the continuance of any one or more Events of Default, in accordance with applicable law (i) the Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) the Collateral Agent may notify any Borrower’s account debtors to make payment directly to the Collateral Agent, compromise the amount of any such account on any Borrower’s behalf and endorse the Collateral Agent’s name without recourse on any such payment for deposit directly to the Collateral Agent’s account. The Collateral Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Collateral Agent’s rights and remedies shall be cumulative and not exclusive.
          10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may, at any time or from time to time and in accordance with applicable law, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Collateral Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to any Borrower. The Collateral Agent may require each Borrower to assemble the Collateral and make it available to the Collateral Agent at a place designated by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent in the following order of priorities:
First, to the Lender and to itself in its capacity as the Collateral Agent in an amount sufficient to pay in full the Lender’s and the Collateral Agent’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to the Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as the Lender may choose in its sole discretion; and
Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to the Administrative Borrower or its representatives or as a court of competent jurisdiction may direct.
The Collateral Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
          10.3 No Waiver. The Collateral Agent shall be under no obligation to marshal any of the Collateral for the benefit of any Borrower or any other Person, and each Borrower expressly waives all rights, if any, to require the Collateral Agent to marshal any Collateral.
          10.4 Cumulative Remedies. The rights, powers and remedies of the Collateral Agent or the Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Collateral Agent or the Lender.

SECTION 11. MISCELLANEOUS
          11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)	If to Lender:
HERCULES TECHNOLOGY II, L.P.
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Nick Martitsch
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3068
(b)	If to Collateral Agent:
HERCULES TECHNOLOGY II, L.P.
Legal Department
Attention: Chief Legal Officer and Nick Martitsch
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3068
(c)	If to Borrower:
ANTHERA PHARMACEUTICALS, INC.
Attention: Christopher P. Lowe, Chief Financial Officer
25801 Industrial Blvd., Suite B
Hayward, CA 94545
Facsimile: 510-856-5597
Telephone: 510-856-5585
     or to such other address as each party may designate for itself by like notice.

          11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including the Lender’s revised proposal letter dated February 10, 2011). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.
          11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          11.5 No Waiver. The powers conferred upon the Collateral Agent or the Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon the Collateral Agent or the Lender to exercise any such powers. No omission or delay by the Collateral Agent or the Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by any Borrower at any time designated, shall be a waiver of any such right or remedy to which the Collateral Agent or the Lender is entitled, nor shall it in any way affect the right of the Collateral Agent or the Lender to enforce such provisions thereafter.
          11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Collateral Agent or the Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.
          11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Borrower and its permitted assigns (if any). No Borrower shall assign its obligations under this Agreement, the Notes or any of the other Loan Documents without the Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. The Collateral Agent and the Lender may assign, transfer, or endorse their respective rights hereunder and under the other Loan Documents without prior notice to any of the Borrowers, and all of such rights shall inure to the benefit of the Collateral Agent’s or the Lender’s successors and assigns.
          11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to the Collateral Agent and the Lender in the State of California, and shall have been accepted by the Collateral Agent and the Lender in the State of California. Payment to the Lender by the Borrowers of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
          11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
          11.10 Mutual Waiver of Jury Trial / Judicial Reference.
     (a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH BORROWER, THE COLLATERAL AGENT, AND THE LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY BORROWER AGAINST THE COLLATERAL AGENT, THE LENDER OR THEIR ASSIGNEES OR BY THE COLLATERAL AGENT, THE LENDER OR ITS ASSIGNEES AGAINST ANY BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than the Borrowers, the Collateral Agent, and the Lender; Claims that arise out of or are in any way connected to the relationship between the Borrowers, the Collateral Agent, and the Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
     (b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

     (c) In the event Claims are to be resolved by judicial reference, either party may seek from a court of competent jurisdiction identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
          11.11 Professional Fees. The Borrowers promise to pay all of the Collateral Agent’s and the Lender’s respective reasonable and documented fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, the Borrowers promise to pay any and all Lender Expenses, including without limitation, reasonable, invoiced attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by the Collateral Agent and the Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Borrower, the Collateral, the Loan Documents, including representing the Collateral Agent and/or the Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Borrower’s estate, and any appeal or review thereof.
          11.12 Confidentiality. The Collateral Agent and the Lender acknowledge that information provided to the Collateral Agent and the Lender by the Borrowers, including the financial statements provided to Lender by the Borrowers and certain items of Collateral, is confidential and proprietary information of the Borrowers, if and to the extent such information either (x) is marked as confidential by the Borrowers at the time of disclosure, or (y) should reasonably be understood to be confidential and proprietary information of the Borrowers (the “Confidential Information”). Accordingly, the Collateral Agent and the Lender agree that any Confidential Information they may obtain in connection with the Loan or this Agreement, including in the course of acquiring, administering, or perfecting the security interest of the Collateral Agent for the benefit of the Lender in the Collateral, shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of any Borrower, except that the Collateral Agent or the Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if the Collateral Agent or the Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public through no fault of the Collateral Agent or the Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over the Collateral Agent or the Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Collateral Agent and/or the Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Collateral Agent and/or the Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including the Collateral Agent’s sale, lease, or other disposition of Collateral after the occurrence and during the continuance of an Event of Default; (g) to any participant or assignee of the Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of any Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of any Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.
          11.13 Assignment of Rights. Each Borrower acknowledges and understands that the Lender may sell and assign all or part of its interest hereunder and under the Notes and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Lender shall retain all rights, powers and remedies hereby given. No such assignment by the Lender shall relieve any Borrower of any of its obligations hereunder. The Lender agrees that in the event of any transfer by it of the Notes, it will endorse thereon a notation as to the portion of the principal of the Notes, which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
          11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if any Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Borrower’s assets, or if any payment or transfer of Collateral is recovered from the Lender or the Collateral Agent. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Collateral Agent or the Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Collateral Agent or Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lender in Cash.
          11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed originally or by means of electronic transmission in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
          11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than the Lender, the Collateral Agent, and the Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender, the Collateral Agent, and the Borrowers.
          11.17 Publicity. The Lender may use each Borrower’s name and logo, and include a brief description of the relationship between such Borrower and the Lender, in the Lender’s marketing materials.
          11.18 Joint and Several Liability. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of their undertakings to accept joint and several liability for the Secured Obligations. Each Borrower, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 11.18), it being the intention of each Borrower that all the Secured Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower fails to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons comprising the Borrowers will make such payment with respect to, or perform, such Secured Obligation. Each of Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Persons comprising the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Collateral Agent or the Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full in cash. Any claim which any of the Borrowers may have against any other Persons comprising the Borrowers with respect to any payments to the Collateral Agent or the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations (other than inchoate indemnity obligations) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any of the Borrowers, their respective debt or assets, whether voluntary or involuntary, all such Secured Obligations (other than inchoate indemnity obligations) shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Persons comprising the Borrowers therefor.

          11.19 Administrative Borrower. Each Borrower irrevocably appoints Parent as the borrowing agent and attorney-in-fact (“Administrative Borrower”) for all Persons comprising the Borrowers which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by each of the other Borrowers that such appointment has been revoked and that another Borrower has been appointed as the Administrative Borrower.
SECTION 12. COLLATERAL AGENT
          12.1 Appointment of Agent. Each of HT II and HTGC hereby appoint HT II as Collateral Agent hereunder and under the other Loan Documents, to act in such representative capacity as secured party on behalf and for the benefit of each such Lender under this Agreement and the other Loan Documents. Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 12 are solely for the benefit of Collateral Agent and each Lender, and the Borrowers shall not have any rights as a third party beneficiary of any of the provisions thereof.
          12.2 Powers and Duties. Each Lender irrevocably authorizes Collateral Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent may accept payments of principal, interest, fees and expenses due under the Loan Documents from and deposits from any Borrower on the account of or for the benefit of any Lender.
(SIGNATURES TO FOLLOW)

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER: ANTHERA PHARMACEUTICALS, INC.
By:	/s/ Christopher P. Lowe
	Name:	Christopher P. Lowe
	Title:	Chief Business Officer and Chief Financial Officer
[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Accepted in Palo Alto, California:

LENDER AND COLLATERAL AGENT: HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership
By:	Hercules Technology SBIC
Management, LLC, its General Partner

By:	Hercules Technology Growth
Capital, Inc., its Manager

By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Its:	Associate General Counsel

LENDER: HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation
By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Its:	Associate General Counsel

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Table of Addenda, Exhibits and Schedules

Addendum 1:	SBA Provisions

Exhibit A:	Advance Request
Attachment to Advance Request
Exhibit B:	Form of Term Note
Exhibit C:	Name, Locations, and Other Information for Borrowers
Exhibit D:	Borrowers’ Patents, Trademarks, Copyrights and Licenses
Exhibit E:	Borrowers’ Deposit Accounts and Investment Accounts
Exhibit F:	Compliance Certificate
Exhibit G:	Joinder Agreement
Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT
     (a) Borrowers’ Business. For purposes of this Addendum 1, each of the Borrowers shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. The Borrowers represent and warrant to the Lender (as of the Closing Date and for a period of one year thereafter) and covenants to the Lender as follows:
1.	Size Status. The Borrowers, on a consolidated basis, have fewer than 500 employees in the aggregate, at least 50% of whom are located in the United States;

2.	No Relender. Each Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.	No Passive Business. Each Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Each Borrower’s employees are carrying on the majority of day to day operations. No Borrower will pass through substantially all of the proceeds of the Loan to another entity;

4.	No Real Estate Business. No Borrower is classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real property unless the Borrowers (x) are acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) are building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupy the subject property and use at least 67 percent of the usable square footage for its business purposes.

5.	No Project Finance. No Borrower’s assets are intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of each Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of any Borrower (e.g., motion pictures and electric generating plants).

6.	No Farm Land Purchases. No Borrower will use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. At the time of the Loan, no Borrower will have more than 49 percent of its employees or tangible assets located outside the United States. The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.
     (b) Small Business Administration Documentation. The Lender acknowledges that the Borrowers completed, executed and delivered to the Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing the Borrowers’ financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from the Lender regarding its intended use of proceeds from the sale of securities to the Lender (the “Use of Proceeds Statement”). The Borrowers represent and warrant to the Lender that the information regarding each Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete.
     (c) Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, the Borrowers will permit, for so long as the Lender holds any debt or equity securities of any Borrower, the Lender or its representative, and examiners of the SBA to visit and inspect the properties and assets of each Borrower, to examine its books of account and records, and to discuss each Borrower’s affairs, finances and accounts with each Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by the Lender or the SBA.
     (d) Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by the Lender, the Borrowers will deliver to the Lender a written assessment of the economic impact of the Lender’ investment in the Borrowers, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Borrowers in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding the Borrowers in connection with the filing of the Lender’s SBA Form 468. The Lender will assist the Borrowers with preparing such assessment. In addition to any other rights granted hereunder, the

Borrowers will grant the Lender and the SBA access to the Borrowers’ books and records for the purpose of verifying the use of such proceeds. Each Borrower also will furnish or cause to be furnished to the Lender such other information regarding the business, affairs and condition of such Borrower as the Lender may from time to time reasonably request.
     (e) Use of Proceeds. The Borrowers will use the proceeds from the Loan only for general working capital purposes. The Borrowers will deliver to the Lender from time to time promptly following the Lender’s request, a written report, certified as correct by the Administrative Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. The Borrowers will supply to the Lender such additional information and documents as the Lender reasonably requests with respect to its use of proceeds and will permit the Lender and the SBA to have access to any and all of each Borrower’s records and information and personnel as the Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.15 of the Agreement.
     (f) Activities and Proceeds. Neither the Borrowers nor any of their affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of the Lender, no Borrower will change within 1 year of the date hereof, such Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.
     (g) Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of the Parent, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, if any, the Lender is entitled to a redemption of its Warrant, such redemption (in the case of the Lender) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, the Lender delivers written notice to the Parent that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause the Common Stock to lose its classification as an “equity security” and the Lender has determined that such classification is unadvisable), the amount the Lender will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lender incurred in making or maintaining the Warrants, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lender is limited to the Borrower’s earnings plus any costs and expenses of the Lender incurred in making or maintaining the Warrants; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.
     (h) Cost of Money. Notwithstanding any provision to the contrary contained in the Loan Documents, all interest and fees charged pursuant to the Loan Documents shall comply with the provisions of 13 C.F.R. § 107.855, including, without limitation, that such amounts shall not exceed the Cost of Money ceiling (as defined hereafter). The current Cost of Money ceiling for this Loan is fourteen percent.
     (i) Compliance and Resolution. Each Borrower agrees that a failure to comply with such Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or the Lender believes that there is a substantial risk of such assertion) that the Lender and its affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to the Lender by any Borrower, will constitute a breach of the obligations of such Borrower under the financing agreements between the Borrowers and the Lender. In the event of (i) a failure to comply with any Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or the Lender believes that there is a substantial risk of such assertion) of a failure to comply with any Borrower’s obligations under this Addendum, then (i) the Lender and the Borrowers will meet and resolve any such issue in good faith to the satisfaction of the Borrowers, the Lender, and any governmental regulatory agency, and (ii) upon request of the Lender, each Borrower will cooperate and assist with any assignment of the financing agreements from Hercules Technology II, L.P. to Hercules Technology Growth Capital, Inc.

EXHIBIT A
ADVANCE REQUEST

To: Lender:	Date: [__________], 2011
Hercules Technology II, L.P.
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn: [_______________]
Anthera Pharmaceuticals, Inc. (the “Administrative Borrower”) hereby requests from Hercules Technology II, L.P. and Hercules Technology Growth Capital, Inc. (collectively, the “Lender”) an Advance in the amount of Twenty-Five Million Dollars ($25,000,000) on [______________], 2011 (the “Advance Date”) pursuant to the Loan and Security Agreement between the Administrative Borrower, the other borrowers from time to time party thereto, the Lender, and Hercules Technology II, L.P. in its capacity as the collateral agent (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.
Please:

(a	)	Issue a check payable to the Administrative Borrower

or

(b	)	Wire Funds to the Administrative Borrower’s account

Bank:

Address:

ABA Number:

Account Number:

Account Name:

     The Administrative Borrower represents that the conditions precedent to the Advance requested hereby which are set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that since December 31, 2009, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both)

constitute an Event of Default under the Loan Documents. The Administrative Borrower understands and acknowledges that the Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, the Lender may decline to fund the requested Advance.
     The Administrative Borrower hereby represents that the Borrowers’ corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.
     The Administrative Borrower agrees to notify the Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct in all material respects on the Advance Date (unless such representations are already qualified by materiality, in which case the Administrative Borrower agrees to notify Lender if such representations are not true and correct in all respects), and if the Lender has received no such notice before the Advance Date, then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.
     Executed as of [__________], 2011.

ADMINISTRATIVE BORROWER: ANTHERA PHARMACEUTICALS, INC.
By:
	Name:	Christopher P. Lowe
	Title:	Chief Business Officer and Chief Financial Officer

ATTACHMENT TO ADVANCE REQUEST
Dated: [___________], 2011
The Administrative Borrower hereby represents and warrants to the Lender that each Borrower’s current name and organizational status is as follows:

Names:	[	]

Type of organizations:	Corporation

States of organization:	[	]

Organization file numbers:
The Administrative Borrower hereby represents and warrants to the Lender that the street addresses, cities, states and postal codes of each Borrower’s current locations are as follows:

EXHIBIT B
SECURED TERM PROMISSORY NOTE

[$11,250,000]	Advance Date: [ ], 2011
[$13,750,000]
Maturity Date: as provided in the
Loan Agreement (as defined below)
     FOR VALUE RECEIVED, ANTHERA PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), for itself and each of its subsidiaries joined to the below-defined Loan Agreement (the “Joined Subsidiaries”; the Joined Subsidiaries together with Parent are hereinafter collectively referred to as the “Borrowers” and each individually as a “Borrower”), hereby promise to pay to the order of [Hercules Technology II, L.P., a Delaware limited partnership] [Hercules Technology Growth Capital, Inc., a Maryland corporation], or to the holder (the “Lender”) of this Secured Term Promissory Note (this “Promissory Note”), at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, or such other place of payment as the holder may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twenty-Five Million Dollars ($25,000,000), or such other principal amount as the Lender has advanced to the Borrowers, together with interest equal to the Term Loan Interest Rate set forth in the below-defined Loan Agreement, based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.
     This Promissory Note is one of the Notes referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of March 25, 2011, by and between the Borrowers, the Lender, and Hercules Technology II, L.P. in its capacity as the Collateral Agent (as the same may from time to time be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.
     Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. The Borrowers agree to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to the Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES:	ANTHERA PHARMACEUTICALS, INC.

By:
		Name:	Christopher P. Lowe
		Title:	Chief Business Officer and Chief Financial Officer

EXHIBIT C
NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWERS
     1. Each Borrower represents and warrants to the Lender that such Borrower’s current name and organizational status as of the Closing Date is as follows:

Names:	[ ]

Type of organizations:	Corporation

States of organization:	[ ]

Organization file numbers:	[ ]
     2.  Each Borrower represents and warrants to the Lender that for five (5) years prior to the Closing Date, such Borrower did not do business under any other name or organization or form except the following:
Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on _____
Borrower’s federal employer tax identification number is: _______________
     3. Each Borrower represents and warrants to the Lender that its chief executive office is located at ______________.

EXHIBIT D
BORROWERS’ PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

EXHIBIT E
BORROWERS’ DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT F
[FORM OF] COMPLIANCE CERTIFICATE
Hercules Technology II, L.P.
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
     Reference is made to that certain Loan and Security Agreement dated March 25, 2011 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Technology II, L.P., as a Lender (“HT II”) and the Collateral Agent, and Hercules Technology Growth Capital, Inc., as a Lender (“HTGC”, and together with HT II, “Hercules”), Anthera Pharmaceuticals, Inc., as the Administrative Borrower (the “Company”), and the other borrowers from time to time party thereto. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.
     The undersigned is the [Chief Executive Officer / Chief Financial Officer] of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance in all material respects for the period ending ___________ of all covenants, conditions and terms (unless such covenants, conditions and terms are qualified by materiality, in which case the Company is in compliance in all respects with such covenants, conditions and terms); and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except (i) to the extent such representations and warranties expressly relate to an earlier date, and (ii) such representation and warranties are qualified by any standard(s) of materiality contained in the Loan Agreement, in which case such representations and warranties are true and correct in all respects. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 90 days

Very Truly Yours, ANTHERA PHARMACEUTICALS, INC., as Administrative Borrower
By:
	Name:	Christopher P. Lowe
Its: Chief Business Officer and Chief Financial Officer

EXHIBIT G
[FORM OF] JOINDER AGREEMENT
     This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [_______, ____], and is entered into by and between __________________, a ___________ corporation (“Subsidiary”), HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership, as the collateral agent (in such capacity, the “Collateral Agent”) and a lender (“HT II”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a lender (“HTGC”; HT II together with HTGC are hereinafter collectively referred to as the “Lender”).
RECITALS
     A. Subsidiary’s Affiliate, Anthera Pharmaceuticals, Inc. (the “Company”) has entered into that certain Loan and Security Agreement dated March 25, 2011, with the Lender and the Collateral Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith; and
     B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from the Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith.
AGREEMENT
     NOW THEREFORE, Subsidiary, the Lender and the Collateral Agent hereby agree as follows:
     1. The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.
     2. By signing this Joinder Agreement, Subsidiary hereby agrees to be bound as a Borrower by all of the terms, covenants and conditions set forth in the Loan Agreement to the same extent that it would have been bound if it had been a signatory to the Loan Agreement as a Borrower thereunder on the Closing Date, mutatis mutandis, provided however, that the Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that the Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to the Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) the Lender’s providing notice to the Company in accordance with the Loan Agreement or as otherwise agreed between the Company and the Lender shall be deemed provided to Subsidiary; (b) the Lender’s providing an Advance to the Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on the Lender.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]
SUBSIDIARY:
____________________________________________.

By:
Name:
Title:
	Address: Telephone:	______________________
	Facsimile:	_______________________

LENDER AND COLLATERAL AGENT:
HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

By:	Hercules Technology SBIC Management, LLC, their General Partner

By:	Hercules Technology Growth Capital, Inc. its Manager

By:
Name:
Its:
Address: 400 Hamilton Ave., Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Telephone: 650-289-3060
LENDER:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender

By:
Name:
Its:
Address: 400 Hamilton Ave., Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Telephone: 650-289-3060

EXHIBIT H
ACH DEBIT AUTHORIZATION AGREEMENT
Hercules Technology II, L.P.
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Re: Loan and Security Agreement dated March 25, 2011 (the “Agreement”), by and among Anthera Pharmaceuticals, Inc. (the “Administrative Borrower”), the other borrowers from time to time party thereto, and Hercules Technology II, L.P., as a Lender (“HT II”) and the Collateral Agent, and Hercules Technology Growth Capital, Inc., as a Lender (“HTGC”, and together with HT II, the “Lender”)
In connection with the above referenced Agreement, the Administrative Borrower hereby authorizes the Lender to initiate debit entries for the periodic payments due under the Agreement to the Administrative Borrower’s account indicated below. The Administrative Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER
This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)
By:

Date: